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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                       DECEMBER 6, 2001 (DECEMBER 5, 2001)


                        MILLENNIUM PHARMACEUTICALS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)



                   DELAWARE                                0-28494                           04-3177038
(STATE OR OTHER JURISDICTION OF INCORPORATION)     (COMMISSION FILE NUMBER)       (IRS EMPLOYER IDENTIFICATION NO.)
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                                75 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


                                 (617) 679-7000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


                                 NOT APPLICABLE
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


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ITEM 5.  OTHER EVENTS.

         On December 5, 2001, Millennium Pharmaceuticals, Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger
(the "Merger Agreement") among the Company, PGM Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("Sub") and COR
Therapeutics, Inc., a Delaware corporation ("COR"). Pursuant to the Merger
Agreement, each outstanding share of common stock of COR will be converted into the right to receive 0.9873 shares of common stock of the Company. Upon consummation of the merger, the Company will issue or reserve for issuance approximately 78,472,843 shares of its common stock for conversion of all of the outstanding securities of COR, including approximately 16,155,535 shares issuable upon conversion of COR's outstanding convertible notes. The consummation of the merger is subject to customary closing conditions, including the approval of the stockholders of the Company and the stockholders of COR and the receipt of certain governmental approvals.

         The merger is intended to constitute a tax-free reorganization for tax purposes. Pursuant to the Merger Agreement, the Company will assume COR's outstanding stock option plans, and each outstanding COR stock option will become exercisable for shares of the common stock of the Company. In addition, COR's 5.00% Convertible Subordinated Notes due March 1, 2007 and
4.50% Convertible Senior Notes due June 15, 2006, aggregating $600 million in outstanding principal amount, will become convertible into a number of shares of the common stock of the Company as is equal to the number of shares as would have been issuable had the note holders converted the notes in full immediately prior to the merger. Upon consummation of the merger, Vaughn M.
Kailian, Shaun R. Coughlin, Ginger L. Graham and Ernest Mario will each be elected as a member of the Company's board of directors.

         In connection with the execution of the Merger Agreement, the Company entered into a Voting Agreement with certain directors and officers of COR who have voting control of less than 1% of the outstanding shares of COR common stock pursuant to which, among other things, each such director and officer has agreed to vote his or her shares of COR common stock in favor of the merger. COR also entered into a Voting Agreement with certain directors and officers of the Company who have voting control of approximately 2.1% of the outstanding shares of the common stock of the Company, pursuant to which, among other things, each such director and officer has agreed to vote his or her shares of common stock of the Company in favor of the merger.

         As of December 5, 2001, the Company's directors and executive officers held approximately 4,812,012 shares of the common stock of the Company and options to purchase approximately 5,555,033 shares of the common stock of the Company. As of December 5, 2001, COR's directors and executive officers held approximately 512,834 shares of the common stock of the COR and options to purchase approximately 2,627,334 shares of the common stock of COR.

                                      -2-
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         The transaction was announced publicly on December 6, 2001. The description contained in this Item 5 of the transactions contemplated by the
Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached to this Current Report on Form
8-K as Exhibit 2.1 and is incorporated herein by reference.

         COR Therapeutics, Inc. is dedicated to the discovery, development and marketing of therapeutic products to treat and prevent acute and chronic cardiovascular diseases. COR markets INTEGRILIN, its approved drug, to treat patients with acute cardiovascular disease. For the year ended December 31, 2000, COR reported revenues of approximately $104.7 million, loss from operations of approximately $21.6 million, and a net loss of approximately $16.7 million. For the nine months ended September 30, 2001, COR reported revenues of approximately $93.9 million, loss from operations of approximately $2.7 million, and net income of approximately $1.2 million.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)      Exhibits

EXHIBIT NO.          ITEM
-----------          ----

2.1                  Agreement and Plan of Merger, dated as of December 5,
                     2001, among Millennium Pharmaceuticals, Inc., PGM
                     Corporation and COR Therapeutics, Inc.


                                      -3-
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        MILLENNIUM PHARMACEUTICALS,
                                        INC.
                                                 (Registrant)


Date:  December 6, 2001                 By: /s/ JOHN B. DOUGLAS III
                                            -----------------------------------
                                            Name:  John B. Douglas III
                                            Title: Senior Vice President and
                                                   General Counsel


                                      -4-
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                                  EXHIBIT INDEX


EXHIBIT NO.          DESCRIPTION
-----------          -----------

2.1                  Agreement and Plan of Merger, dated as of December 5,
                     2001, among Millennium Pharmaceuticals, Inc., PGM
                     Corporation and COR Therapeutics, Inc.


                                      -5-